EXHIBIT 23.1(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 5, 2013 with respect to the consolidated financial statements included in the Current Report of Sequential Brands Group, Inc. on Form 8-K/A for the year ended December 31, 2012 of Heelys, Inc., which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ GRANT THORNTON LLP

Dallas, Texas

August 2, 2013